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                                                      Exhibit 23I




                 CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Annual Report (Form 10-K) of Sunquest Information Systems, Inc. of our report dated February 13, 1998, included in the 1997 Annual Report to Shareholders of Sunquest Information Systems, Inc.

We also consent to the incorporation by reference in the Registration Statement (Form S-8, No. 333-06015) pertaining to the Employee Stock Purchase Plan and the Registration Statement
(Form S-8, No. 333-40541) pertaining to the Stock Incentive Plan of 1996 of Sunquest Information Systems, Inc. of our report dated February 13, 1998 with respect to the consolidated financial statements of Sunquest
Information Systems, Inc. incorporated by reference in the Annual
Report (Form 10-K) for the year ended December 31, 1997.



                                     /s/  ERNST & YOUNG LLP


Pittsburgh, Pennsylvania
March 26, 1998